EXHIBIT 12

                             WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)

                                                    Six Months Ended
                                                        June 30
                                                    -------------
                                                  1996         1995
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings (2).................  $  179.6      $  179.7

     b) Portion of rental expense
         representative of the
         interest factor (1).................       2.0           2.2
                                               --------      --------
     Total 1(a) through 1(b).................  $  181.6      $  181.9
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   13.6      $   15.2

     b) Capitalized interest      ...........       0.4           0.5

     c) Portion of rental expense
         representative of the
         interest factor (1).................       2.0           2.2
                                               --------      --------
     Total 2(a) through 2(c).................  $   16.0      $   17.9
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     11.35         10.16
                                                  =====         =====


(1) One-third of rental expense is considered to be the amount representing return on capital.

(2) The results for the first six months of 1995 reflect a $26.4 million pretax credit primarily from settlement gains resulting from lump sum pension payments from the pension plan to former employees who left the business in the nonmanagement work force restructuring.